UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2006

ANDREW CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-14617	36-2092797
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Westbrook Corporate Center, Suite 900 Westchester, IL 60154

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (708) 236-6600

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2006, Andrew Corporation (the “Company”) along with Andrew Telecommunication Products S.R.L. signed a multi-year Manufacturing Supply Agreement (the “Supply Agreement”) with Elcoteq Network S.A. (“Elcoteq”) pursuant to which Elcoteq will manufacture the Company’s high-volume filter products in Europe and North America. The Supply Agreement has an initial term of three years and will automatically renew on an annual basis thereafter unless it is terminated by either party in accordance with the agreement. The Company currently anticipates that it will purchase approximately $100 million in Elcoteq-produced products during the first year of the agreement. Subject to terms, conditions and exceptions set forth in the Supply Agreement, the Company has agreed that Elcoteq’s revenue from the sale of products under the agreement will exceed certain minimum amounts in Europe annually during the initial three-year term and in North America during the second and third years of the initial three-year term (the “Purchase Commitment”). The Purchase Commitment is not extended by any renewal of the agreement after the initial term. If the Company fails to meet the Purchase Commitment in any year, Elcoteq’s sole remedy is a repricing of the products sold to the Company during that year in accordance with the agreement. The foregoing description is qualified in its entirety by reference to the Supply Agreement, a copy of which will be filed with the Company’s annual report on Form 10-K.

Item 2.05 Costs Associated with Exit or Disposal Activities

On September 14, 2006, the Company undertook strategic actions that included naming Elcoteq as its strategic supplier for filter products in Europe and North America and agreeing to sell to Elcoteq and certain of its affiliates certain filter manufacturing assets. In connection with the signing of the Supply Agreement with Elcoteq on September 14, 2006, the Company announced to its employees its intention to discontinue high-volume filter production at its Capriate facility. The Company also expects to eliminate approximately 215 employee and contractor jobs combined at both its Capriate and Agrate, Italy facilities pending negotiation with local labor unions. The Company will also continue with its existing plan to cease filter production at Amesbury, Massachusetts and will eventually cease filter production at Nogales, Mexico and centralize future North American filter production with Elcoteq in Juarez, Mexico.

As disclosed in the Company’s September 14, 2006 press release, as a result of its decision to implement these strategic actions, the Company expects to recognize pre-tax charges totaling approximately $15 million to $20 million over the next two to three quarters. These pre-tax charges include estimated cash expenditures of $11 million to $15 million, comprised primarily of estimated severance and other employee-related costs of $10 million to $13 million with the balance being other estimated facilities closure and production transition-related costs. These pre-tax charges also reflect estimated non-cash charges of $4 million to $5 million, primarily related to inventory disposals. These charges exclude approximately $3 million of cash expenditures for severance and lease termination costs that the company anticipates spending under its existing plan to close Amesbury, Massachusetts. The timing of the implementation of these initiatives and the resulting charges and cash expenditures will be dependent upon a number of factors including the Company’s efforts to achieve a phased and efficient transition. The Company currently expects to complete implementation of these actions by the end of the third quarter of fiscal 2007.

Item 7.01 Regulation FD Disclosure

On September 14, 2006 the Company issued a press release announcing these initiatives. A copy of this press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. In addition to the matters described above in Item 1.01 and Item 2.05 hereof, Andrew announced that it is selling certain filter manufacturing assets, including inventory, facility leases, employment contracts, and manufacturing and testing equipment at its Arad, Romania facility to Elcoteq, which will assume immediate operating responsibility for the location. Under these sale agreements, Elcoteq will pay the Company up to approximately $20 million for these assets.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated September 14, 2006.

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Cautionary Statement Regarding Forward-Looking Statements. Statements in this Form 8-K that are not historical, including statements regarding the Company’s implementation of certain strategic initiatives and the anticipated terms, costs and timing of such initiatives, such as statements regarding the amount, cost and timing of purchases from Elcoteq, and the timing and amount of expenses associated with the reduction in employee headcount and facilities closures, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. These risks and uncertainties include the effectiveness, timing and cost of the Company’s production changes, and other general economic and market factors. Other risks and uncertainties are set forth in the Company’s Form 10-K for the year ended September 30, 2005, and other documents filed with the Securities and Exchange Commission. The forward-looking statements are made only as of the date of this Form 8-K, and the Company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANDREW CORPORATION

Date: September 19, 2006	By:	/s/ Marty Kittrell
Marty Kittrell
Chief Financial Officer